Exhibit 5.2

28 October 2024	Our Ref: MRC/KH/T5785-H26594

Partners:

Paul Aherne **

Brett Basdeo ***

John Cartwright *

John Crook *

Mark Cummings *****

Natalie Curtis ****

James Gaden ****

Kristen Kwok **

Wing Lam *

William Lee *

Thomas Pugh *****

Andrew Randall **

Victoria Raymond *

Rupen Shah *****

TNL Mediagene c/o Portcullis (Cayman) Ltd. The Grand Pavilion Commercial Centre Oleander Way, 802 West Bay Road, P.O. Box 32052 Grand Cayman KY1-1208, Cayman Islands Dear Sir or Madam

TNL Mediagene

We have acted as Cayman Islands legal advisers to TNL Mediagene (the “Company”) in connection with the Company’s registration statement on Form F-4, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the registration of Company ordinary shares of a par value of US$0.0001 each (the “Ordinary Shares”) and warrants entitling their holders to purchase one Ordinary Share at a price of US$11.50 per share (the “Warrants”). We are furnishing this opinion as exhibit 5.2 to the Registration Statement.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any of the documents cited in this opinion nor upon matters of fact or the commercial terms of the transactions the subject of this opinion.

Based upon the examinations and assumptions stated herein and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands.

Walkers (Hong Kong)

滙嘉律師事務所 (香港)

15th Floor, Alexandra House, 18 Chater Road, Central, Hong Kong

T +852 2284 4566 F +852 2284 4560

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

*England and Wales; **BVI; ***Cayman Islands; ****New South Wales (Australia); *****Bermuda

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2.	The authorised share capital of the Company is currently US$50,000, consisting of (i) 458,916,499 Ordinary Shares with nominal or par value of US$ 0.0001 each, (ii) 6,070,000 Series A Preferred Shares with nominal or par value of US$ 0.0001 each, (iii) 6,000,000 Series B Preferred Shares with nominal or par value of US$ 0.0001 each, (iv) 410,000 Series B-1 Preferred Shares with nominal or par value of US$ 0.0001 each, (v) 7,152,000 Series C Preferred Shares with nominal or par value of US$ 0.0001 each, (vi) 4,375,000 Series C-1 Preferred Shares with nominal or par value of US$ 0.0001 each, (vii) 1,770,000 Series C-2 Preferred Shares with nominal or par value of US$ 0.0001 each, (viii) 4,206,501 D-1 Preferred Shares with nominal or par value of US$0.0001 each, and (vii) 11,100,000 D-2 Preferred Shares with nominal or par value of US$0.0001 each. The authorised share capital of the Company will be US$50,000 divided into 500,000,000 Ordinary Shares upon the commencement of the trading of the Company’s Ordinary Shares and Warrants on the Nasdaq.

3.	The issue and allotment of the Ordinary Shares pursuant to the Registration Statement has been duly authorised. When allotted, issued and fully paid for as contemplated in the Registration Statement and when appropriate entries have been made in the Register of Members of the Company, the Ordinary Shares to be issued by the Company will be validly issued, allotted, fully paid and non-assessable, and there will be no further obligation on the holder of any of the Ordinary Shares to make any further payment to the Company in respect of such Ordinary Shares.

4.	The execution, delivery and performance of the Warrant Documents (as defined in Schedule 1) have been authorised by and on behalf of the Company and, once the Warrant Documents have been executed and unconditionally delivered by the Company will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Walkers (Hong Kong)
Walkers (HONG KONG)

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Schedule 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 16 January 2015, the Certificate of Incorporation on Change of Name dated 9 August 2023, the Seventh Amended and Restated Memorandum and Articles of Association adopted by special resolutions dated 22 May 2023, filed as Exhibit 3.1 to the Registration Statement, in force at the date hereof (the “Memorandum and Articles”), as well as the draft Amended and Restated Memorandum and Articles of Association, filed as Exhibit 3.2 to the Registration Statement (the “New Memorandum and Articles”), in effect immediately prior to the Effective Time (as defined in the Registration Statement), the Register of Members and Register of Directors of the Company, copies of which have been provided to us by its registered office in the Cayman Islands (together the “Company Records”).

2.	A Certificate of Good Standing dated 24 October 2024 in respect of the Company issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

3.	A copy of executed written resolutions of the Board of Directors of the Company dated 5 June 2023 and a copy of signed minutes of a meeting of the shareholders of the Company held on 3 July 2023 (together, the “Resolutions”).

4.	The Registration Statement.

5.	The warrant agreement, dated 2 December 2021 by and between Blue Ocean Acquisition Corp (“Blue Ocean”) and Continental Stock Transfer & Trust Company (“Continental”), the warrant certificate constituting the Warrants and a draft of the form of the assignment, assumption and amended & restated warrant agreement to be entered into between Blue Ocean, the Company and Continental (together, the “Warrant Documents”).

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Schedule 2

ASSUMPTIONS

1.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Warrant Documents are genuine and are those of a person or persons given power to execute the Warrant Documents under the Resolutions. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals.

2.	The Memorandum and Articles reviewed by us are the Memorandum and Articles of Association of the Company that are in effect on the date hereof.

3.	The New Memorandum and Articles reviewed by us are the Memorandum and Articles of Association of the Company that will be in effect immediately prior to the Effective Time.

4.	The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.

5.	Each of the Registration Statement and the Warrant Documents will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the Closing Date (as defined in the Registration Statement) and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

6.	The conversion of any shares in the capital of the Company will be effected via legally available means under Cayman Islands law.

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Schedule 3

QUALIFICATIONS

1.	The term “enforceable” and its cognates as used in this opinion means that the obligations assumed by any party under the Warrant Documents are of a type which the courts of the Cayman Islands (the “Courts” or a “Court”) enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with its terms. In particular:

(a)	enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(b)	enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where a Court considers damages to be an adequate remedy;

(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(e)	a judgment of a Court may be required to be made in Cayman Islands dollars;

(f)	to the extent that any provision of the Warrant Documents is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of the Warrant Documents that is adjudicated to constitute a secondary obligation which imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation may be limited;

(g)	to the extent that the performance of any obligation arising under the Warrant Documents would be fraudulent or contrary to public policy, it will not be enforceable in the Courts;

(h)	in the case of an insolvent liquidation of the Company, its liabilities are required to be translated into the functional currency of the Company (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);

(i)	a Court will not necessarily award costs in litigation in accordance with contractual provisions in this regard;

(j)	the effectiveness of terms in the Warrant Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

2.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.